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                                                                  Exhibit 10 (a)



                              EMPLOYMENT AGREEMENT

                               BETWEEN AND AMONG

                          UNITED WATER RESOURCES INC.

                        ITS SUBSIDIARIES AND AFFILIATES

                                      AND

                               DONALD L. CORRELL

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THIS AGREEMENT, made effective as of January 1, 1988 between and among UNITED
WATER RESOURCES INC. (the "Company"), a New Jersey corporation, its subsidiaries and affiliates (the Company and its subsidiaries and affiliates, hereinafter collectively called the "Companies") and DONALD L. CORRELL (the "Employee"),

                                WITNESSETH THAT:

     WHEREAS, the Employee is a principal officer of one or more of the Companies and an integral part of management who participates in the decision making process relative to short and long term planning and policy; and

     WHEREAS, the Board of Directors of the Company (the "Board"), at its meeting on February 4, 1988, determined that it would be in the best interests of the Company and its shareholders to assure continuity in the management of the administration and operations of the Companies by entering into an employment agreement to retain the services of the Employee containing such terms and conditions as are hereinafter set forth; and

     WHEREAS, the respective boards of directors of each of the Company's subsidiaries and affiliates have determined that it would also be in the best interests of such subsidiaries and affiliates to enter into such agreement with the Employee; and

     WHEREAS, the Companies wish to assure themselves of the continued services of the Employee for the period hereinafter provided, and the Employee is willing to continue in the employ of one or more of the Companies for said period, upon the other terms and conditions provided in this Agreement;

     NOW, THEREFORE, it is hereby agreed between and among the parties hereto as follows:

          1.   Employment.  The Companies agree to continue the Employee in the
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employ of one or more of the Companies, and the Employee agrees to remain in the employ of one or more of the Companies, for the "Period of Employment" (as hereinafter defined) and upon the other terms and conditions herein provided.

     2.   Position and Responsibilities.  During the Period of Employment, the
          -----------------------------
Employee agrees to serve the Companies in such executive capacity or capacities involving rank, duties and responsibilities at least equal in importance and scope to those of the Employee's position or positions with the Companies at the date first written above, as the Board, the Chairman of the Board and Chief Executive Officer or any other board or executive officer of the Companies to whom the Employee reports may from time to time determine. During the Period of Employment, the Employee also agrees to serve, if elected, as a director of one or more of the Companies.

     3.   Term and Duties.  (A)  The period of the Employee's employment under
          ---------------
this Agreement shall be from January 1, 1988 through December 31, 1989, subject to extension or termination as hereinafter

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provided (the "Period of Employment"). On January 1, 1989, and on the first day of each calendar year thereafter (the "Subsequent Year"), the Period of Employment shall be automatically extended by one additional year (i.e. to include a period of twenty-four (24) months commencing on the first day of each Subsequent Year) unless, prior to January 1, 1989 or the first day of any Subsequent Year the Company shall deliver to the Employee or the Employee shall deliver to the Company written notice that the Period of Employment will not be further extended, in which case the Period of Employment will end twenty-four
(24) months after the last day of the month in which such notice was delivered, and shall not be further extended except by agreement of the Companies and the Employee. Notwithstanding the above, in no event shall the Period of Employment extend beyond the Employee's sixty-fifth (65) birthday, except by agreement of the Companies and the Employee.

          (B) During the Period of Employment and except for illness or incapacity and reasonable vacation period, the Employee's business time, attention, skill and efforts shall be devoted exclusively to the business and affairs of the Companies by which the Employee is employed; provided, however, that nothing in this Agreement shall preclude the Employee from devoting time during the reasonable period required for

          (i) serving as an officer, director or member of a committee of any company or organization involving no conflict of interest with the Company or any of its subsidiaries or affiliates, provided the Employee is requested by the Company to so serve, and

          (ii)  delivery lectures and fulfilling speaking engagements, and

          (iii) engaging in charitable and community activities, provided that the Employee's devotion of such time does not materially affect or interfere with the Employee's performance of duties and satisfaction of obligations hereunder to the Companies.

     4.   Compensation.  (A)  For all services rendered by the Employee in any
          ------------
capacity or capacities during the Period of Employment, including services as an executive, officer, director, or member of any committee of the Company and any subsidiary or affiliate thereof, the Companies shall pay the Employee as total compensation (i) a fixed salary at the rate of not less than One Hundred Seventeen Thousand Eight Hundred Dollars ($117,800.00) per year, subject to such periodic increases as the respective boards of directors of the Companies by which the Employee is employed shall deem appropriate in accordance with applicable procedures and practices regarding salaries of senior management of the Companies, and (ii) such incentive compensation and bonuses, if any, as may be awarded to the Employee from time to time by such boards in accordance with applicable procedures and practices regarding incentive compensation and bonus awards to

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key employees of the Companies.  Such fixed salary shall be payable in accordance with the applicable payroll practices of the respective Companies by which the Employee is employed, but in no event less frequently than monthly. Such incentive compensation and bonuses, if any, shall be payable in the manner specified by said boards at the time of any such award. Except as otherwise provided in this Agreement, periodic increases in salary, once granted, shall not be subject to reduction or revocation.

          (B) In addition, during the Period of Employment the Employee shall have any rights or benefits that may now or hereafter be provided the Employee, or for which the Employee may be or become eligible under any of the Companies':

          (i) group medical, hospitalization, health, vision, dental care, life, disability or other insurance plans;

          (ii) termination pay programs, stock purchase, incentive pay, thrift or savings, employee stock ownership, retirement income or pension plans; or

          (iii) other employee benefit plans or programs now existing or that may hereafter be adopted by the Company or any of its subsidiaries or affiliates.

     Specifically, the Employee shall continue to participate in each of the plans and programs listed below in which the Employee participated as of the date first written above; provided, however, that such continued participation, if any, shall be in accordance with the applicable terms and conditions of such plans and programs:

     (a) The Hackensack Water Company and Subsidiaries Employees' Retirement Plan - Executive, Supervisory and Other Employees Not Represented by a Bargaining Agent (the "Retirement Plan");

     (b) The Hackensack Water Company Supplemental Retirement Benefits Plan for certain key executives (the "SRP");

     (c) The Employees' Thrift Plan of Hackensack Water Company and Spring Valley Water Company Incorporated (the "Thrift Plan");

     (d) The United Water Resources, Inc. Employee Stock Ownership Plan (the "ESOP");

     (e) The United Water Resources, Inc., Rivervale Realty, Inc. and Laboratory Resources, Inc. Management Incentive Plans (the "MIP");

     (f)  The group life insurance plan maintained by Hackensack Water Company;

     (g) The long term disability benefit plan maintained by Hackensack Water Company;

     (h) The group medical, dental and health plans maintained by Hackensack Water Company; and

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     (i)  Any equivalent or similar plan or program which is a successor to any of the above, in which senior management employees of the Companies are generally eligible to participate;

provided, however, that nothing in this Agreement shall preclude the Company or any of its subsidiaries or affiliates from amending or terminating any such plan or program, on the condition that such amendment or termination is applicable generally to all of the senior management employees of the Company and its subsidiaries and affiliates.

     5.   Business Expenses.  The Companies shall pay or reimburse the Employee
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for all reasonable travel and other expenses incurred in connection with the performance of the Employee's duties under this Agreement in accordance with such procedures as the Companies may from time to time establish. The Companies agree further to furnish the Employee with a private office and a secretary and such other assistance and accommodations as shall be suitable to the character of the Employee's position or positions with the Companies and adequate for the performance of the Employee's duties under this Agreement.

     6.   Additional Benefits.  The payments and benefits provided in Paragraphs
          -------------------
4, 5, 8, 9 and 12 hereof are in addition to any other payments or benefits to which the Employee may be, or become, entitled under any other present or future compensation or benefit plan or program of the companies for which key employees are or shall become eligible including, without limitation, any sick-leave plan, travel or accident insurance, auto allowance or auto lease plan, executive contingent compensation plan, capital accumulation program, restricted stock plan or stock option plan. The Employee shall be entitled to receive during the Period of Employment all benefits, perquisites and emoluments to which key employees are entitled under all such plans or programs to the extent permitted under the general terms and conditions of such plans or programs and in accordance with the provisions hereof.

     7.   Termination of Employment.  Notwithstanding any other provision of
          -------------------------
this Agreement, the Employee's employment under this Agreement may be terminated at any time:

          (A) by the Company or any of its subsidiaries or affiliates, in the event of:
               (i) the Employee's serious, willful misconduct in respect of the Employee's duties under this Agreement including, without limitation, conviction for a felony or perpetration of a common law fraud which has resulted, or is likely to result, in material economic damage to the Company or any of its subsidiaries or affiliates; or

               (ii) the Employees repeated failure to follow rules or procedures of the Companies by which he is employed, or to meet bona
                                                                         ----
                    fide objectives and qualifications which have been duly
                    ----
                    promulgated as part of the customary personnel

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                    practices of such Companies and which are set forth in
                    Exhibit A and incorporated herein by reference;

by written notice to the Employee, specifying the event relied upon for such termination and given within 180 days after such event;

          (B) by the Company or any of its subsidiaries or affiliates if the Employee accepts employment or a consulting position with another person or company; or

          (C) by the Employee in the event of any:

               (i) liquidation, dissolution, consolidation or merger of the Company, or transfer of all or substantially all of its assets, other than a transaction in which a successor corporation with a net worth at least equal to that of the Companies assumes this Agreement and all obligations and undertakings hereunder of the Companies; or

               (ii) reduction in the Employee's fixed salary under Paragraph 4(A)(i) hereof; or reduction in the Employee's potential incentive compensation or bonuses under Paragraph 4(A)(ii) hereof calculated on the assumption that any objectives for full payment of such incentive compensation or bonuses are attained but not exceeded; except a proportionate reduction in such fixed salary, incentive compensation or bonuses as part of any wage and salary reduction program affecting the employees of the Companies generally; or

               (iii) material change by the Company or any of its subsidiaries or affiliates of the Employee's functions, duties or responsibilities, which change would reduce the rank, level, dignity, responsibility, importance or scope of the Employee's position with the Company or any of its subsidiaries or affiliates from the position or positions and attributes thereof held by the Employee at the date first written above; or

               (iv) assignment or reassignment by the Company or any of its subsidiaries or affiliates of the Employee to another place of employment more than 50 miles from the Employee's principal place of employment at the date first written above; or
               (v) other material breach of this Agreement by the Company or any of its subsidiaries or affiliates;

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by written notice to the Company, specifying the event relied upon for such termination and given within 180 days after such event.

     8.   Payments Upon Termination of Employment.  In the event the Employee's
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employment under this Agreement is terminated by reason of the Employee's death or total and permanent disability, or by the Company or any of its subsidiaries or affiliates for any reason specified in Paragraph 7(A) or 7(B) above, this Agreement shall terminate and be deemed cancelled and except as provided in Paragraph 12 of this Agreement, the Companies shall be under no obligation hereunder either to continue the Employee's employment or to provide the Employee with any payment or benefit of any kind whatsoever, except for such payments or benefits to which the Employee may otherwise be entitled notwithstanding the provisions of this Agreement.

     In the event of any termination of employment (prior to the expiration of the Period of Employment) by the Employee pursuant to Paragraph 7(C) above, or in the event the employee's employment under this Agreement is terminated (prior to the expiration of the Period of Employment) by the Company or any of its subsidiaries or affiliates for any reason other than the Employee's death, total and permanent disability or one of those reasons specified in Paragraph 7(A) or 7(B) above, the Companies shall, subject to Paragraphs 8(H) and 8(I) below, pay the Employee (or, in the event of the Employee's death after such termination but prior to the time payment hereunder is made, the Employee's estate), as liquidated damages or severance pay, or both, the amounts described in Subparagraphs (A) through (F) below:

          (A) The Employee shall be paid the excess of:

               (i) the amount of fixed salary otherwise payable during the Period of Employment that remains after the Employee's termination of employment hereunder, as determined pursuant to Paragraph 4(A)(i) above (excluding, however, any "periodic increases" provided in such Paragraph that would otherwise have become effective after the Employee's termination of employment hereunder), increased, however, by five percent (5%) for each calendar year commencing during the Period of Employment and after the date of the Employee's termination of employment hereunder; plus any incentive compensation and bonuses that would otherwise have been payable during such remaining Period of Employment pursuant to Paragraph 4(A)(ii) above, computed on the assumption that any objectives for full payment of same are obtained but not exceeded, over

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               (ii) the amounts, if any, paid to the Employee pursuant to any severance, separation or termination pay program or arrangement of the Company or any of its subsidiaries or affiliates.

Payment of such amount shall commence with the month in which the Employee's termination of employment hereunder shall occur. Payments under this Paragraph 8(A) attributable to "fixed salary" amounts shall continue to be made in equal installments at the times provided for payment of fixed salary in Paragraph 4(A), above. Payments under this Paragraph 8(A) attributable to incentive compensation and bonuses shall be made at the respective time or times provided for payment of incentive compensation and bonuses in Paragraph 4(A) above, provided, however, that all such incentive compensation and bonus payments under this Paragraph 8(A) shall be made no later than the last day of the Period of Employment.

          (B) The Employee shall be paid the excess of:

               (i) the actuarially determined present value of the vested benefit the Employee would have accrued under the Retirement Plan had the Employee continued in full-time employment under this Agreement throughout the Period of Employment remaining after the Employee's termination of employment hereunder at an annual rate of compensation equal to that specified in Paragraph 8(A) above, over

               (ii) the actuarially determined present value of the vested benefit accrued by the Employee under such Retirement Plan to the date of the Employee's actual termination of employment hereunder.

Notwithstanding any provision of the Retirement Plan, the benefit provided under this Paragraph 8(B) shall be determined with reference to the benefit formula of the Retirement Plan as in effect on the date first written above and shall be computed (for purposes of determining a present value hereunder) as a life annuity payable for the Employee's lifetime only, and deemed to commence at the earliest date the Employee could elect to receive vested retirement benefits under the Retirement Plan after his termination of employment hereunder. The actuarially determined present value of benefits payable under this Paragraph 8(B) shall be determined by using a discount factor equal to one percentage point below the interest rate last publicly announced, as of the date on which the Employee's termination of employment hereunder shall have occurred, by the First Jersey National Bank, Jersey City, New Jersey, as applicable to its most creditworthy customers' demand borrowings.

     Payment of the amount computed under this Paragraph 8(B) shall commence with the month in which the Employee's termination of employment hereunder shall occur, and shall continue to be made throughout

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the remaining Period of Employment in equal installments at the times provided for payment of fixed salary in Paragraph 4(A) hereof.

          (C) The employee shall be paid the amount, if any, of the "Projected Thrift Plan Contribution" computed as follows:

          The Projected Thrift Plan Contribution is the cumulative amount of the "Matching Employer Contributions" (as defined in the Thrift Plan at the date first written above) that would have been contributed to the Thrift Plan on the Employee's behalf had the Employee:

               (i) continued in employment under this Agreement throughout the Period of Employment remaining after the Employee's termination of employment hereunder, and

               (ii) actually been credited under the Thrift Plan with Matching
                    Employer Contributions throughout such remaining Period of Employment at the rate of 50% of the combined average monthly "Basic Contributions" and "Salary Deferral Contributions" (as such terms are defined in the Thrift Plan at the date first written above) contributed by the Employee to the Thrift Plan during the twelve (12) month period ending with the last day of the month prior to the month in which occurs the Employee's actual termination of employment under this Agreement.

Payment of such amount shall commence with the month in which occurs the Employee's termination of employment hereunder, and shall continue to be made throughout the remaining Period of Employment in equal installments at the times provided for the payment of fixed salary in Paragraph 4(A) hereof.

          (D) The Employee shall be paid the excess of:

               (i) the actuarially determined present value of the vested retirement benefit the Employee would have accrued under the SRP had the Employee actually continued in full-time employment and participated in the SRP throughout the Period of Employment remaining after the Employee's termination of employment hereunder, at the annual rate of compensation specified in Paragraph 8(A) above, over

               (ii) the actuarially determined present value of the vested retirement benefit actually accrued by the Employee under the SRP, or that would have so accrued had the Employee actually participated in the SRP, to the date of the Employee's actual termination of employment hereunder.

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The amount provided under this Paragraph 8(D) shall be determined with reference to the benefit formula of the SRP as in effect on the date first written above and shall be computed (for purposes of determining a present value hereunder) as a life annuity payable for the Employee's lifetime only, and deemed to commence at the earliest date the Employee could elect to receive vested retirement benefits under the SRP (or could have so elected had the Employee actually participated in the SRP) after his termination of employment hereunder. For purposes of this Paragraph 8(D), at the time of the Employee's actual termination of employment hereunder the Employee shall be deemed to be the older of age 55 or the Employee's actual age at such time. The actuarially determined present value of the benefits payable under this Paragraph 8(D) shall be determined by using a discount factor equal to one percentage point below the interest rate last publicly announced, as of the date on which the Employee's termination of employment hereunder shall have occurred, by the First Jersey National Bank, Jersey City, New Jersey, as applicable to its most creditworthy customers' demand borrowings.

     Payment of the amount computed under this Paragraph 8(D) shall commence with the month in which the Employee's termination of employment hereunder shall occur, and shall continue to be made throughout the remaining Period of Employment in equal installments at the times provided for the payment of fixed salary in Paragraph 4(A) hereof.

          (E) The Employee shall be paid the amount of "Projected Performance Cash Awards" computed as follows:

          Projected Performance Cash Awards shall be the cumulative amount of Performance Cash Awards that would have been awarded the employee under the MIP had the Employee:

               (i) continued in employment under this Agreement throughout the Period of Employment remaining after the Employee's termination of employment hereunder at an annual rate of compensation equal to that specified in Paragraph 8(A) above, and

               (ii) actually been awarded Performance Cash Awards under the MIP throughout such remaining Period of Employment in amounts computed at the percentage rate of Performance Cash Awards last in effect for the Employee as of the date of the Employee's termination of employment hereunder.

Payment of such amount shall commence with the month in which the Employee's termination of employment hereunder shall occur, and shall continue to be made throughout the remaining Period of Employment in equal installments at the times provided for the payment of fixed salary in Paragraph 4(A) hereof.

          (F) The Employee shall be paid an amount, if any, determined as follows:

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          Upon the Employee's termination of employment hereunder the Employee may elect to surrender all or any portion of the Employee's outstanding Stock Options under the MIP, provided (i) such Stock Options were outstanding on the date of the Employee's termination hereunder, and (ii) at least six months have elapsed since the date of grant of the Stock Options to be surrendered, and
(iii) at least six months have elapsed since the date first written above. The Employee may make such election by delivering to the Company not later than the 30th day after the date of the Employee's termination of employment hereunder a notice (the "Notice") specifying the Stock Options being surrendered and the Employee's decision to surrender them in accordance with this Paragraph 8(F). The Notice once delivered shall be irrevocable. If the Employee so elects to surrender Stock Options hereunder, the Company shall pay the Employee not later than 45 days after delivery of the Notice an amount in immediately available funds equal to the excess, if any, of (a) the "Highest Traded Price" (as defined below) of the shares subject to the surrendered Stock Options, minus (ii) the option price for such shares. Upon full payment to the Employee of the amount specified above, the Stock Options so surrendered by the Employee shall be cancelled and all obligations of the Companies under the MIP or otherwise in connection therewith shall be discharged. For purposes of this Paragraph 8(F) "Highest Traded Price" means the highest closing price per share of Company stock based upon composite transactions reported from all national securities exchanges on the date of the Employee's termination hereunder, or, if the Company's stock is not so traded on that date, the first day preceding that date on which the Company's stock is so traded.

          (G) In addition, in the event of any termination of employment by the Employee pursuant to Paragraph 7(C) above, or in the event the Employee's employment under this Agreement is terminated by the Company or any of its subsidiaries or affiliates for any reason other than the Employee's death, total and permanent disability or one of those reasons specified in Paragraph 7(A) or 7(B) above, the Companies shall, subject to the provisions of Paragraph 8(I) below, ensure that the Employee shall continue, throughout the Period of Employment remaining after the Employee's termination of employment hereunder, to be entitled to all benefits listed in subparts (f), (g) and (h) of Paragraph 4(B) of this Agreement, as if the Employee were still employed under this Agreement during such period. Such benefits will based upon the Employee's fixed salary for the remaining Period of Employment as computed under Paragraph 8(A) above. If and to the extent such benefits shall not be payable or provided under the group plans and programs so listed above, the Companies shall pay or provide for payment of such benefits on an individual basis. The benefits described in subpart (h) of Paragraph 4(B) hereof, as provided the Employee under this Paragraph 8(G), shall be secondary to any comparable benefits provided the Employee by another person or company.

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          (H) Notwithstanding any other provision of this Agreement, in the event: (i) the Employee's termination of employment shall occur prior to the expiration of the Period of Employment and during the twenty-four (24) month period commencing on the occurrence, if any, of a Change in Control (as defined in Paragraph 9 of this Agreement), and (ii) such termination was effected by the Employee pursuant to Paragraph 7(C) above, or by the Company or any of its subsidiaries or affiliates for any reason other than the Employee's death, total and permanent disability or one of those reasons specified in Paragraph 7(A) or 7(B) above, the Employee shall be paid, no later than fifteen (15) business days after such termination, a lump sum cash amount equal to the actuarially determined present value of the sum of all amounts otherwise payable to the Employee pursuant to Paragraphs 8(A) through (E) above, determined by using a discount factor equal to one percentage point below the interest rate last publicly announced, as of the date on which such termination of employment shall have occurred, by the First Jersey National Bank, Jersey City, New Jersey, as applicable to its most creditworthy customers' demand borrowings.

          (I) Payments and benefits provided the Employee under this Paragraph 8 shall be reduced to the extent the Employee receives, or would receive but for any deferral of same, payments or benefits corresponding to those provided in this Paragraph 8, or other payments or benefits, for services rendered to another person or company during the period upon which the payments and benefits provided under this Paragraph 8 are based. The Employee agrees to make an appropriate refund, without interest, to the Companies in the amounts expended by the Companies to provide payments and benefits under this Paragraph 8 to the extent the Employee receives, or would receive but for any deferral, payments or benefits corresponding to those provided under this Paragraph 8 from another person or company. This Paragraph 8(I) shall be interpreted to prevent the Employee's receipt of duplicative payments or benefits under this Paragraph 8 and from other sources.

     9.   Payments upon the Occurrence of a Change in Control.  As used in this
          ---------------------------------------------------
          Agreement, "Change in Control" means the happening of any of the following:

               (a) the acquisition by any party or group of the beneficial ownership of 20% or more of the voting shares of the Company, or

               (b) the occurrence of a transaction requiring shareholder approval for the acquisition of the Company through purchase or exchange of stock or assets, or by merger, or otherwise, or

               (c) the election during a period of 12 months or less, of one third (1/3) or more of the members of the Board, without the approval of a majority of the Board as constituted at the beginning of such period.

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

     In the event a Change in Control occurs (i) prior to the Employee's actual termination of employment hereunder, or (ii) after the Employee's actual termination of employment hereunder and prior to the expiration of the Period of Employment (provided, however, that a termination of employment under this subpart (ii) was effected by the Employee pursuant to Paragraph 7(C) above, or by the Company or any of its subsidiaries or affiliates for any reason other than the Employee's death, total and permanent disability or one of those reasons specified in Paragraph 7(A) or 7(B) above) the Companies shall pay the Employee (or, in the event of the Employee's death after the Change in Control but prior to the time payment hereunder is made, the Employee's estate) within fifteen (15) business days after the occurrence of such Change in Control (or, in the case of payments required under Paragraph 9(C) hereof, at such later time as may be specified in such Paragraph), a single lump sum amount in immediately available funds equaling the sum of the amounts described in Subparagraphs (A) through (D), below:

          (A) The actuarially determined present value of the vested retirement benefit accrued by the Employee under the SRP, or that would have so accrued had the Employee actually participated in the SRP, determined as if the Employee's employment hereunder had terminated on the date of the Change in Control. The amount provided under this Subparagraph shall be determined with reference to the benefit formula of the SRP as in effect on the date first written above, and shall be computed (for purposes of determining a present value hereunder) as a life annuity payable for the Employee's lifetime only, and deemed to commence at the earliest date after the Change in Control the Employee could elect to receive vested retirement benefits under the SRP (or could have so elected had the Employee actually participated in the SRP) had his employment hereunder terminated on the date of the Change in Control. For purposes of this Paragraph 9(A), at the time of a Change in Control, the Employee shall be deemed to be the older of age 55 or the Employee's actual age at such time. The actuarially determined present value of the benefit payable under this Paragraph 9(A) shall be determined by using a discount factor equal to one percentage point below the interest rate last publicly announced, as of the date on which the change in Control shall have occurred, by the First Jersey National Bank, Jersey City, New Jersey, as applicable to its most creditworthy customers' demand borrowings.

          (B) the amount of all "Performance Cash Awards" (as defined in the MIP) awarded the Employee under MIP but not yet paid by the Company at the time the Change in Control occurs.

          (C) An amount attributable to surrendered "Stock Options", if any, under the MIP, determined as follows: Upon the occurrence of a Change in Control hereunder the Employee may elect to surrender all or any portion of the Employee's outstanding Stock Options under the MIP, provided (i) such Stock Options were outstanding on the date of the Change in Control, and (ii) at least six months have elapsed since the date of grant of the Stock Options to be surrendered, and (iii) at least six months have elapsed since

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

the date first written above. The Employee may make such election by delivering to the Company not later than the 30th day after the date of the Change in Control a notice (the "Notice") specifying the Stock Options being surrendered and the Employee's decision to surrender them in accordance with this Paragraph 9(C). The Employee may elect to surrender such Stock Options regardless of whether the Employee has been continuously employed by one or more of the Companies on and after the date of the Change in Control. The Notice once delivered shall be irrevocable. If the Employee so elects to surrender Stock Options hereunder, the Companies shall pay the employee not later than 45 days after delivery of the Notice an amount in immediately available funds equal to the excess, if any, of (i) the "Current Market Value" (as defined below) of the share subject to the surrendered Stock Options, minus (ii) the option price for such shares. Upon full payment to the Employee of the amount specified above, the Stock Options so surrendered by the Employee shall be cancelled and all obligations of the Companies under the MIP or otherwise in connection therewith shall be discharged. For purposes of this Paragraph 9(C), "Current Market Value" means the highest "Closing Price" (as defined below) during the period commencing thirty (30) days prior to the Change in Control and ending thirty
(30) days after the Change in Control (the "Reference Period"); provided, however, that if a Change in Control occurs as a result of a tender offer or exchange offer, or a merger, purchase of assets or stock or other transaction approved by shareholders of the Company, "Current Market Value" means the higher of (i) the highest Closing Price during the Reference Period, or (ii) the highest price paid per share of Company stock pursuant to such tender offer, exchange offer or transaction. The "Closing Price" on any day during the Reference Period means the closing price per share of Company stock based upon composite transactions reported from all national securities exchanges on that day.

          (D) The amount, if any, of the Employee's outstanding deferrals (through the date of the Change in Control) of salary, Performance Cash Awards under the MIP or other amounts under any plan or program of one or more of the Companies that permits or permitted such deferrals and in which only highly compensated employees of the Company or its subsidiaries or affiliates are or were eligible to participate (the "Elective Deferrals"). The Elective Deferrals shall include earnings, if any, on amounts so deferred to the extent provided, if at all, under the applicable provisions of any such plan or program. The Elective Deferrals shall not include any amounts described herein that are actually paid on the Employee's behalf prior to the Change in Control. Notwithstanding the provisions of any such plan or program, any amount of Elective Deferrals that may actually become payable on the Employee's behalf under such plan or program shall be reduced by any amount paid for the same period of employment under this Subparagraph.

     10.  Offsets.  To the extent the Employee shall receive amounts payable
          -------
under Paragraph 8 of this Agreement, equivalent amounts also payable under Paragraph 9 of this Agreement and attributable to the same period or periods of the Employee's employment with the Companies shall be correspondingly reduced, and vice versa. In addition, any amounts otherwise payable under Paragraphs 8 and 9 of this Agreement will be reduced to the extent equivalent amounts attributable to the same period or periods of the Employee's employment with the Companies are actually provided under any of the plans or programs described in Paragraphs 4 and 6 above or otherwise maintained or sponsored by the Companies.

     11.  Source of Payments.  All payments provided under Paragraphs 4, 5, 8, 9
          ------------------
and 12 herein shall be paid from the general funds of the Companies unless otherwise properly payable under any contract, trust or other arrangement maintained by one or more of the Companies for purposes of such payment. The Companies shall not be required to segregate any funds, create any trust or make any special deposits to fund any obligations under this Agreement provided, however, that the Companies, at their sole and absolute discretion, may take any steps they deem appropriate to meet their obligations hereunder.

     12.  Litigation Expenses.  In the event of any litigation or other
          -------------------
proceeding between one or more of the Companies and the Employee with respect to the subject matter of this Agreement and the enforcement of rights hereunder, the companies shall reimburse the Employee for all reasonable costs and expenses relating to such litigation or other proceeding, including reasonable attorneys' fees and expenses, provided that such litigation or proceeding results in any

               (i) settlement requiring one or more of the Companies to make a payment to the Employee, or

               (ii) judgment, order, finding, award, determination or other resolution in favor of the Employee, regardless of whether such result is subsequently reversed on appeal or in a collateral proceeding.

In no event shall the Employee be required to reimburse any of the Companies for any of the costs and expenses relating to such litigation or other proceeding. The obligation of the Companies under this Paragraph 12 shall survive the termination or cancellation for any reason of this Agreement (whether such termination is by the Companies, by the Employee, upon the expiration of this Agreement or otherwise).

     13.  Tax Withholding.  The Companies may deduct and withhold from any
          ---------------
amounts which they are otherwise obligated to pay hereunder any amount which they may determine they are required to deduct or withhold pursuant to any applicable statute, law, regulation or order of any jurisdiction whatsoever.

     14.  Entire Understanding.  This Agreement contains the entire
          --------------------
understanding between the Companies and the Employee with respect to the subject matter hereof and supersedes any prior employment agreement between or among one or more of the Companies and the Employee, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Employee of a kind elsewhere provided and not expressly discussed in this Agreement.

     15.  Severability.  If, for any reason, any one or more of the provisions
          ------------
or part of a provision contained in this Agreement shall be judicially held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement not held so invalid, illegal or unenforceable, and each other provision or part of a provision shall to the full extent consistent with law continue in full force and effect.

     16.  Notices.  All notices, requests, demands and other communications
          -------
required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if personally delivered against receipt or mailed, postage prepaid, certified mail, return receipt requested, as follows:

          (a)  to the Companies:
                    Hackensack Water Company
                    200 Old Hook Road
                    Harrington Park, New Jersey  07640
                    Attention:  Secretary

          (b)  to the Employee:

                    Hackensack Water Company
                    200 Old Hook Road
                    Harrington Park, New Jersey  07640

               with an additional copy to (home address):

                    375 Spring Street
                    Ridgewood, New Jersey  07450

or to such other address as any party hereto shall have previously specified in writing to the other.

     17.  No Attachment.  Except as required by law, no right to receive any
          -------------
payment or benefit under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

     18.  Binding Agreement.  This Agreement shall be binding upon, and shall
          -----------------
inure to the benefit of, the Employee and the Companies and their respective permitted successors and assigns.

     19.  Modification and Waiver.  This Agreement may not be modified or
          -----------------------
amended except by an instrument in writing signed by the parties hereto. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement except by written instrument signed by the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver will operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

     20.  Headings of No Effect.  The paragraph headings contained in this
          ---------------------
Agreement are included solely for convenience of reference and shall not in any way affect the meaning or interpretation of any of the provisions of this Agreement.

     21.  Governing Law.  This Agreement and its validity, interpretation,
          -------------
performance, and enforcement shall be governed by the laws of the State of New Jersey.

     IN WITNESS WHEREOF, the Companies have caused this Agreement to be executed and their seals affixed hereunto by the officers, or members of their respective boards of directors, thereunto duly authorized, and the Employee has signed this Agreement, all as of the date first above written.

ATTEST:                             UNITED WATER RESOURCES INC.

PATRICIA DAVIDSON                By:  GEORGE M. HASKEW
- ---------------------------           -------------------------------------
Assistant Secretary
                                         HACKENSACK WATER COMPANY

PATRICIA DAVIDSON                By:  GEORGE M. HASKEW
- ---------------------------           --------------------------------------
Assistant Secretary
                                         SPRING VALLEY WATER COMPANY
                                         INCORPORATED

PATRICIA DAVIDSON                By:  GEORGE M. HASKEW
- ---------------------------           --------------------------------------
Assistant Secretary
                                         RIVERVALE REALTY CO., INC.

PATRICIA DAVIDSON                By:  GEORGE M. HASKEW
- ---------------------------           --------------------------------------
Assistant Secretary

                                         CORWICK REALTY CORPORATION

PATRICIA DAVIDSON                By:  GEORGE M. HASKEW
- ---------------------------           --------------------------------------
Assistant Secretary
                                         RIDGEWAY RIVER COMPANY, INC.

PATRICIA DAVIDSON                By:   ONOFRIO F. LAURINO
- ---------------------------            --------------------------------------
Secretary
                                         MID-ATLANTIC UTILITIES
                                         CORPORATION

NORMAN NIELSEN                   By:  GEORGE M. HASKEW
- ---------------------------           --------------------------------------
Senior Vice President
Hackensack Water Co.                     UWR DEVELOPMENT
                                         CORPORATION

NORMAN NIELSEN                   By:  ROBERT A. GERBER
- ---------------------------           ----------------------------------------
Senior Vice President
Hackensack Water Co.


                                         DONALD L. CORRELL
                                         ----------------------------------
                                              Donald L. Correll

                                                                       Exhibit A
                                                                       ---------
                           Employment Objectives and
                 Qualifications under the Employment Agreement
                               between and among
                          United Water Resources Inc.,
                      its Subsidiaries and Affiliates and

                         ______________________________

     The following employment objectives and qualifications will be considered pursuant to Paragraph 7(A)(ii) of this Agreement.

     I.   Management Objectives.  The Employee has made reasonable efforts to
          ---------------------
meet the reasonable written employment objectives promulgated by the Companies from time to time.

     II.  Expansion of Responsibilities.  The Employee has willingly assumed
          -----------------------------
additional or more complex duties assigned by the Companies, provided it is reasonable to expect assumption of such duties given the extent and complexity of matters being performed prior to such assignment.

     III. Entrepreneurial Abilities.  The Employee has formulated and presented
          -------------------------
for consideration by the Companies potentially profitable new business ideas.

     IV.  Delegation of Duties.  The Employee has successfully delegated
          --------------------
supervisory and administrative functions to subordinates.

     V.   Regulatory Relationships.  The Employee has maintained good
          ------------------------
relationships with federal, state and municipal governments and regulatory bodies.

     VI.  Customer Service.  The Employee has formulated ideas designed to
          ----------------
improve service to customers.